EXHIBIT 99.1

Curtiss-Wright Reports Second Quarter and Six Months 2012 Financial Results

Net Sales Up 4%; Diluted EPS of $0.48; Company Updates Full Year 2012 Guidance

PARSIPPANY, N.J., Aug. 2, 2012 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the second quarter and six months ended June 30, 2012. All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the first quarter 2012 sale of the heat treating business from current and prior year periods.

Second Quarter 2012 Operating Highlights from Continuing Operations

  Net sales increased 4% to $526 million from $506 million in 2011;
  Operating income decreased 17% to $41 million from $49 million in 2011, due primarily to restructuring costs of $8 million across all three segments and approximately $6 million in AP1000 strategic investments, most of which were previously announced. Excluding these items, operating income increased 10%;
  Net earnings decreased 24% to $23 million, or $0.48 per diluted share, from $30 million, or $0.64 per diluted share, in 2011; Excluding the impact of the aforementioned charges, second quarter diluted earnings per share increased 5% from the prior year period; and
  New orders totaled $485 million, up 1% from 2011, primarily led by solid demand in the naval defense market supporting the ramp-up in construction for the CVN-79 Aircraft Carrier and development on the Ohio Class Replacement Submarine program, as well as continued solid demand in the commercial aerospace market due to production rate increases by Boeing and Airbus.

Six Months 2012 Operating Highlights from Continuing Operations

  Net sales increased 7% to $1.03 billion from $959 million in 2011;
  Operating income decreased 14% to $76 million from $88 million in 2011; Excluding the impact of the aforementioned charges, operating income grew 5% from the prior year;
  Net earnings decreased 20% to $43 million, or $0.90 per diluted share, from $53 million, or $1.13 per diluted share, in 2011; Excluding the impact of the aforementioned charges, diluted earnings per share was comparable to the prior year; and
  New orders totaled $1.0 billion, up 4% from 2011. At June 30, 2012, backlog was $1.7 billion, essentially in line with December 31, 2011.

"Overall, our second quarter 2012 results were at the high end of our revised guidance, as we generated diluted earnings per share of $0.48," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "We produced sales growth of 4%, led by a strong performance in our Metal Treatment segment, and concluded the second quarter with solid 9% growth in our commercial markets led by 21% growth in our commercial aerospace market.

"We expected our second quarter results would be impacted by restructuring charges and additional investments in the AP1000 program. Excluding the impact of these items, operating income grew 10% in the second quarter as we continue to reposition Curtiss-Wright for significantly improved profitability in the latter half of 2012 and beyond."

Second Quarter 2012 Operating Results

Sales

Sales of $526 million in the second quarter of 2012 increased $21 million, or 4%, compared to the prior year period, aided by incremental sales from our acquisitions, which contributed $23 million of sales in the current quarter. Sales grew in all three of our segments, with gains of 13% in Metal Treatment, 3% in Flow Control and 3% in Motion Control. Foreign currency translation negatively impacted sales by approximately $5 million, or 1%.

From a market perspective, sales to our commercial markets increased 9% but were somewhat offset by a 3% decrease in defense sales. The strong performance in our commercial markets was driven by a 21% increase in our commercial aerospace market, 19% of which was organic.  Within our energy markets, we experienced a solid 8% increase in our power generation market and a 4% gain in our oil and gas market.  In our defense markets, solid sales growth of 7% in aerospace defense was more than offset by a 16% decline in ground defense and a 5% reduction in naval defense.

Operating Income

Operating income decreased 17% to $41 million in the second quarter of 2012, down approximately $8 million compared to the prior year period as a result of restructuring charges of $8 million and approximately $6 million of AP1000 strategic investments.  Excluding these restructuring charges and AP1000 strategic investments, operating income increased $5 million, or 10%. Acquisitions contributed approximately $3 million or 7% to the current quarter results, primarily in the Motion Control segment, while foreign currency translation had a minimal impact on current quarter results.

Within our segments, the Metal Treatment segment reported operating income was $6 million, a decrease of approximately $2 million, or 22%, compared to the prior year period, while operating margin was 8.4%. Excluding the restructuring charges, this segment experienced solid operating income growth of 46% and an operating margin of 15.8% due primarily to higher demand for shot peening services in our commercial aerospace markets. In the Flow Control segment, reported operating income was $19 million, a decrease of $8 million, or approximately 30%, from the comparable prior year period, while operating margin was 6.8%. Excluding the AP1000 strategic investments and $2 million of restructuring costs, operating income in this segment decreased 1% or 40 basis points to 9.6%, due to the expected initial low margin orders associated with our super vessel business. The restructuring actions implemented in the second quarter are expected to improve profitability in the second half of the year. In the Motion Control segment, reported operating income grew 25% due to higher sales to the commercial aerospace market, ongoing cost containment efforts, and the benefits from our previously announced restructuring initiatives.

Reported operating margin in the second quarter was 7.7%. Operating margin, adjusted to exclude the restructuring charges and AP1000 investments, was 10.3%, up 60 basis points from the prior year due to solid margin expansion in both our Motion Control and Metal Treatment segments. Reported segment operating margin in the second quarter was 9.1%. Segment operating margin, adjusted to exclude the restructuring and AP1000 investments, was 11.7%, an increase of 120 basis points over the prior year quarter.

Non-segment operating costs increased $3 million in the second quarter of 2012 as compared with the prior year period, mainly due to higher pension and medical expenses.

Net Earnings

Second quarter net earnings decreased 24% from the comparable prior year period, due to the aforementioned one-time charges, higher interest expense, and a slightly higher effective tax rate.  The higher interest expense is a result of our December 2011 private placement debt offering which led to higher average debt levels and borrowing rates compared to the prior year period.  Our effective tax rate for the current quarter was 33.1%, an increase from 31.6% in the prior year period, mainly due to foreign tax return true-ups.

Free Cash Flow

Free cash flow was $2 million for the second quarter of 2012, compared to $40 million in the prior year period, primarily due to timing as our year-to-date free cash flow as of June 30, 2012, is essentially the same as the comparable prior year period.  Net cash from operating activities decreased by $35 million from the prior year period, mainly due to lower accounts payable and lower advanced payments on several long-term projects, somewhat offset by improved collections.  Capital expenditures during the second quarter of 2012 were $21 million, an increase of $2 million as compared to the prior year, due to the additional expansion and investments being made in our Metal Treatment segment.

Other Items

The Company repurchased approximately 156,000 shares of its common stock during the second quarter of 2012 at an average price of $31.85 for approximately $5.0 million.

On May 8, the Company's Board of Directors declared a dividend of $0.09 per share of common stock, a 12.5% increase compared to the prior year dividend of $0.08 per share.

Segment Performance

Flow Control – Sales for the second quarter of 2012 were $275 million, an increase of $8 million, or 3%, over the comparable prior year period. The performance was led by a solid 11% increase in our power generation market due to increased production on AP1000 reactor projects in the U.S. and China, as well as higher demand for aftermarket products for existing operating reactors. Our 2011 acquisitions of Anatec and LMT contributed approximately $8 million in sales in the current quarter to this market. Within the oil and gas market, which had slightly higher sales overall, stronger global Maintenance, Repair and Overhaul (MRO) products and vessel sales were mostly offset by lower demand in our large international projects business. In addition, general industrial sales were lower in the quarter, primarily due to slower demand for our control systems for commercial heating, ventilation, and air conditioning ("HVAC") customers.  Meanwhile, we experienced a reduction in the naval defense market, despite increased production on the CVN-79 Ford class aircraft carrier program, primarily due to lower revenues on the Virginia class submarine program, which had a very strong first quarter, based on timing on long-term contracts. In addition, the completion of production on the Electromagnetic Aircraft Launching System and Advanced Arresting Gear programs also contributed to the lower sales as compared to the prior year period. On a year-to-date basis, defense sales in our Flow Control segment were higher by 4% versus the comparable prior year period.

Operating income in the second quarter of 2012 was $19 million, a decrease of $8 million, or approximately 30%, from the comparable prior year period. The current quarter results were impacted by the expected additional $6 million in investments on AP1000 contracts in our power generation market and the impact of approximately $2 million in restructuring activities in the current quarter, which will yield higher profitability in the second half of the year. In addition, the current year quarter had lower margins on long-term contracts within our super vessel business in the oil and gas market.

Motion Control – Sales for the second quarter of 2012 were $181 million, an increase of approximately $5 million, or 3%, over the comparable prior year period.  Solid sales growth of 15% in our commercial markets was partially offset by a 4% reduction in sales to our defense markets. Growth in our commercial markets was largely driven by a strong 24% increase in sales in the commercial aerospace market due to increases on all major Boeing aircraft, including new sales being generated by our emergent operations facility in support of the Boeing 787 program. In addition, we also had strong demand for sensor and control products serving the regional jet and commercial helicopter markets. Meanwhile, we experienced mixed performance in our defense markets, as reduced demand in ground defense outpaced higher aerospace defense sales. The decrease in ground defense was largely driven by lower comparable sales on several large platforms and various ground defense applications, partially offset by higher sales of both turret drive systems and ammunition handling systems to international customers. Meanwhile, the increase in aerospace defense was driven by higher sales related to our embedded computing products supporting various helicopter programs, primarily on the Blackhawk helicopter, and was offset by lower sales on the Global Hawk program as the development phase for this program is winding down. Additionally, our 2011 acquisitions of ACRA Control Limited and South Bend Controls contributed approximately $11 million in sales in the current quarter, while unfavorable foreign currency translation reduced sales by nearly $2 million.

Operating income for the second quarter of 2012 grew 25% over the prior year period, on a 3% increase in sales, resulting in operating margin expansion of 230 basis points to 13.0%. The increases in operating income and operating margin were primarily driven by higher demand for our sensor and control products supporting the commercial aerospace market, as well as our ongoing cost containment efforts and the benefits from our previously announced restructuring initiatives. We anticipate that these initiatives will result in improved operating margins in the second half of the year. Acquisitions and foreign currency translation added approximately $3 million and $1 million, respectively, to operating income in the current year quarter.

Metal Treatment – Sales for the second quarter of 2012 were $71 million, an increase of $8 million, or 13%, compared to the prior year period. Our 2011 acquisition of IMR Test Labs contributed approximately $4 million in sales in the current quarter, primarily within the general industrial market. The higher sales were driven by solid demand across most major service offerings and markets, most notably for shot peening services to commercial markets, and the expansion and integration of our recently acquired highly technical thermal spray coatings and analytical services into our global network of existing facilities. From a market perspective, we experienced strong growth in the general industrial and commercial aerospace markets, which grew 21% and 8%, respectively, along with solid sales of coatings in our aerospace defense market.

Reported operating income in the second quarter of 2012 was $6 million, a decrease of approximately $2 million, or 22%, compared to the prior year period, while operating margin was 8.4%, down 380 basis points. Excluding the impact of the $5 million of restructuring charges, operating income increased 46% while operating margin was 15.8%, up 360 basis points compared to the prior year period. These solid improvements in operating income and margin were primarily driven by higher sales volumes across nearly all major service offerings and markets, resulting in favorable absorption of fixed overhead costs.

Full Year 2012 Guidance

The Company is adjusting its full year 2012 sales guidance to $2.15 - $2.19 billion, compared to prior guidance of $2.19 - $2.23 billion. Pursuant to the June 28, 2012 press release, operating income is expected to range from $207 - $215 million. All other prior guidance remains unchanged.

Note: A more detailed breakdown of our 2012 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "Overall, we expect that the solid performance exhibited by most of our businesses and markets thus far in 2012, coupled with our actions to improve profitability across all three of our segments, should provide solid financial performance for Curtiss-Wright in 2012. We have taken numerous actions this year and in prior years to further improve our profitability by implementing various restructuring initiatives, including the recent divestiture of a non-core business which we believe will provide margin expansion in 2013.

"We have revised our sales outlook across both our defense and commercial markets and now expect sales growth of 10-12% in our commercial markets, led by nearly 20% growth in our commercial aerospace market. In our defense markets, we remain cautiously optimistic based on our position as a key supplier on critical defense platforms. However, given the current uncertain defense environment and a slight reduction in demand, we have reduced our full-year expectations slightly to 2-4% growth in our defense markets. These expectations are supported by our solid presence on platforms and programs supporting Intelligence, Surveillance and Reconnaissance ("ISR"), electronic warfare and communications' applications, all of which are expected to receive increased funding in the defense budget in the future. While we are reducing our sales estimates, we are maintaining our earnings per share guidance as previously implemented business restructuring initiatives will lead to increased profitability in the second half of the year.

"Finally, our backlog and capitalization remain strong, and we look forward to delivering solid results again this year.  We will continue to demonstrate our ability to produce long-term organic growth and to strategically invest in technologies and acquisitions in order to enhance both our portfolio of highly engineered products and services and our market diversification. We expect to achieve this growth based upon our solid backlog, continued strength in our commercial markets, key positions on long-term defense programs, and operational improvements. Overall, I remain optimistic that 2012 will be another solid year for Curtiss-Wright, with the expectation that our operating income growth once again will exceed our growth in sales, and we remain well positioned for long-term profitability and growth."

Conference Call Information

The Company will host a conference call to discuss the second quarter 2012 results and guidance at 10:00 a.m. EDT on Friday, August 3, 2012. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2012	2011	$	%	2012	2011	$	%

Net sales	$ 526,386	$ 505,672	$20,714	4%	$ 1,028,047	$ 958,603	$69,444	7%
Cost of sales	362,379	340,091	22,288	7%	704,766	647,119	57,647	9%
Gross profit	164,007	165,581	(1,574)	(1%)	323,281	311,484	11,797	4%

Research and development expenses	15,351	15,129	222	1%	30,698	28,726	1,972	7%
Selling expenses	32,888	29,936	2,952	10%	65,369	59,159	6,210	10%
General and administrative expenses	75,228	71,590	3,638	5%	151,115	135,482	15,633	12%

Operating income	40,540	48,926	(8,386)	(17%)	76,099	88,117	(12,018)	(14%)

Interest expense	(6,526)	(4,967)	(1,559)	(31%)	(13,008)	(10,088)	(2,920)	(29%)
Other income, net	130	25	105	NM	232	77	155	NM

Earnings from continuing operations before income taxes	34,144	43,984	(9,840)	(22%)	63,323	78,106	(14,783)	(19%)
Provision for income taxes	11,309	13,905	(2,596)	(19%)	20,646	25,060	(4,414)	(18%)
Earnings from continuing operations	22,835	30,079	(7,244)	(24%)	42,677	53,046	(10,369)	(20%)

Discontinued operations, net of taxes
Earnings from discontinued operations	--	1,717	(1,717)	NM	3,059	3,266	(207)	NM
Gain (loss) on divestiture	(95)	--	(95)	NM	18,316	--	18,316	NM
Earnings from discontinued operations	(95)	1,717	(1,812)	NM	21,375	3,266	18,109	NM

Net earnings	$ 22,740	$ 31,796	$ (9,056)	(28%)	$ 64,052	$ 56,312	$ 7,740	14%

Basic earnings per share
Earnings from continuing operations	$ 0.49	$ 0.65			$ 0.91	$ 1.15
Earnings from discontinued operations	--	0.04			0.46	0.07
Total	$ 0.49	$ 0.69			$ 1.37	$ 1.22

Diluted earnings per share
Earnings from continuing operations	$ 0.48	$ 0.64			$ 0.90	$ 1.13
Earnings from discontinued operations	--	0.04			0.45	0.07
Total	$ 0.48	$ 0.68			$ 1.35	$ 1.20

Dividends per share
	$ 0.09	$ 0.08			$ 0.17	$ 0.16
Weighted average shares outstanding:
Basic	46,820	46,311			46,737	46,250
Diluted	47,501	47,015			47,519	46,991

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	June 30,	December 31,	Change
	2012	2011	$	%
Assets
Current assets:
Cash and cash equivalents	$ 213,081	$ 194,387	$ 18,694	10%
Receivables, net	556,194	556,026	168	0%
Inventories, net	354,483	320,633	33,850	11%
Deferred tax assets, net	54,154	54,275	(121)	(0%)
Other current assets	35,647	41,813	(6,166)	(15%)
Total current assets	1,213,559	1,167,134	46,425	4%
Property, plant, and equipment, net	436,763	443,555	(6,792)	(2%)
Goodwill	759,660	759,442	218	0%
Other intangible assets, net	251,697	261,448	(9,751)	(4%)
Deferred tax assets, net	10,414	12,137	(1,723)	(14%)
Other assets	10,546	9,121	1,425	16%
Total assets	$ 2,682,639	$ 2,652,837	$ 29,802	1%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$ 2,466	$ 2,502	$ (36)	(1%)
Accounts payable	125,333	150,281	(24,948)	(17%)
Dividends payable	4,216	--	4,216	100%
Accrued expenses	96,077	105,196	(9,119)	(9%)
Income taxes payable	5,679	4,161	1,518	36%
Deferred revenue	197,850	200,268	(2,418)	(1%)
Other current liabilities	38,566	42,976	(4,410)	(10%)
Total current liabilities	470,187	505,384	(35,197)	(7%)
Long-term debt	585,660	583,928	1,732	0%
Deferred tax liabilities, net	24,759	24,980	(221)	(1%)
Accrued pension and other postretirement benefit costs	231,302	232,794	(1,492)	(1%)
Long-term portion of environmental reserves	20,124	19,067	1,057	6%
Other liabilities	52,247	57,645	(5,398)	(9%)
Total liabilities	1,384,279	1,423,798	(39,519)	(3%)

Stockholders' equity
Common stock, $1 par value	49,021	48,879	142	0%
Additional paid in capital	146,855	143,192	3,663	3%
Retained earnings	1,244,073	1,187,989	56,084	5%
Accumulated other comprehensive loss	(61,576)	(65,131)	3,555	5%
	1,378,373	1,314,929	63,444	5%
Less: cost of treasury stock	(80,013)	(85,890)	5,877	(7%)
Total stockholders' equity	1,298,360	1,229,039	69,321	6%

Total liabilities and stockholders' equity	$ 2,682,639	$ 2,652,837	$ 29,802	1%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change %	2012	2011	Change %
Sales:
Flow Control	$ 274,653	$ 266,608	3%	$ 541,444	$ 505,748	7%
Motion Control	181,090	176,512	3%	346,176	336,292	3%
Metal Treatment	70,643	62,552	13%	140,427	116,563	20%

Total sales	$ 526,386	$ 505,672	4%	$ 1,028,047	$ 958,603	7%

Operating income:
Flow Control	$ 18,614	$ 26,532	(30%)	$ 37,141	$ 45,164	(18%)
Motion Control	23,527	18,804	25%	36,456	35,090	4%
Metal Treatment	5,937	7,644	(22%)	15,793	15,209	4%

Total segments	48,078	52,980	(9%)	$ 89,390	$ 95,463	(6%)
Corporate and other	(7,538)	(4,054)	(86%)	(13,291)	(7,346)	(81%)

Total operating income	$ 40,540	$ 48,926	(17%)	$ 76,099	$ 88,117	(14%)

Operating margins:
Flow Control	6.8%	10.0%		6.9%	8.9%
Motion Control	13.0%	10.7%		10.5%	10.4%
Metal Treatment	8.4%	12.2%		11.2%	13.0%
Total Curtiss-Wright	7.7%	9.7%		7.4%	9.2%

Segment margins	9.1%	10.5%		8.7%	10.0%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT NON-GAAP FINANCIAL INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change %	2012	2011	Change %

Reported operating income:
Flow Control	$ 18,614	$ 26,532	(30%)	$ 37,141	$ 45,164	(18%)
Motion Control	23,527	18,804	25%	36,456	35,090	4%
Metal Treatment	5,937	7,644	(22%)	15,793	15,209	4%

Total segments	48,078	52,980	(9%)	$ 89,390	$ 95,463	(6%)
Corporate and other	(7,538)	(4,054)	(86%)	(13,291)	(7,346)	(81%)

Total reported operating income	$ 40,540	$ 48,926	(17%)	$ 76,099	$ 88,117	(14%)

Reported operating margins:
Flow Control	6.8%	10.0%		6.9%	8.9%
Motion Control	13.0%	10.7%		10.5%	10.4%
Metal Treatment	8.4%	12.2%		11.2%	13.0%
Total Curtiss-Wright	7.7%	9.7%		7.4%	9.2%

Segment margins	9.1%	10.5%		8.7%	10.0%

Adjustments: AP1000 and restructuring charges
Flow Control *	$ 7,799	$ 100		$ 8,274	$ 200
Motion Control	484	--		3,058	--
Metal Treatment	5,241	--		5,241	--
Total Curtiss-Wright	$ 13,524	$ 100		$ 16,573	$ 200

Adjusted operating income:
Flow Control	$ 26,413	$ 26,632	(1%)	$ 45,415	$ 45,364	0%
Motion Control	24,011	18,804	28%	39,514	35,090	13%
Metal Treatment	11,178	7,644	46%	21,034	15,209	38%
Total segments	$ 61,602	$ 53,080	16%	$ 105,963	$ 95,663	11%
Corporate and other	(7,538)	(4,054)	(86%)	(13,291)	(7,346)	(81%)
Total Curtiss-Wright	$ 54,064	$ 49,026	10%	$ 92,672	$ 88,317	5%

Adjusted operating margins:
Flow Control	9.6%	10.0%		8.4%	9.0%
Motion Control	13.3%	10.7%		11.4%	10.4%
Metal Treatment	15.8%	12.2%		15.0%	13.0%
Total Curtiss-Wright	10.3%	9.7%		9.0%	9.2%

Segment margins	11.7%	10.5%		10.3%	10.0%

* Includes approximately $6 million in AP1000 strategic investments, recorded in the second quarter, for replacement materials and higher estimated painting, disassembly, inspection and packaging costs.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$ 22,959	$ 57,838	$ 18,240	$ 15,053
Capital expenditures	(20,549)	(18,294)	(40,716)	(37,539)
Free cash flow (1)	$ 2,410	$ 39,544	$ (22,476)	$ (22,486)

Cash conversion (1)	11%	124%	(35%)	(40%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance from Continuing Operations - As of August 2, 2012(1)
(In millions, except per share data)

	2011 Pro	2012 Guidance		Change
	Forma	Low	High	%
Sales:
Flow Control	$ 1,061	$ 1,160	$ 1,170	9-10%
Motion Control	710	720	740	1-4%
Metal Treatment	247	270	280	9-13%
Total sales	$ 2,018	$ 2,150	$ 2,190	7-9%

Operating income:
Flow Control	$ 103	$ 111	$ 114	7-10%
Motion Control	81	100	103	23-27%
Metal Treatment	33	29	31	(5-11%)
Total segments	$ 217	$ 240	$ 248	11-14%
Corporate and other	(23)	(33)	(33)
Total operating income	$ 194	$ 207	$ 215	7-11%

Operating margins:
Flow Control	9.7%	9.6%	9.7%
Motion Control	11.4%	13.8%	13.9%
Metal Treatment	13.3%	10.9%	11.1%
Total operating margin	9.6%	9.6%	9.8%

Interest expense	$ (21)	$ (32)	$ (33)
Earnings before income taxes	174	176	183
Provision for income taxes	(50)	(56)	(58)
Net earnings	$ 124	$ 120	$ 124	(0-3%)

Reported diluted earnings per share from Continuing Operations	$ 2.63	$ 2.50	$ 2.60	(1-5%)
Diluted shares outstanding	47.0	47.8	47.8
Effective tax rate	29.0%	32.0%	32.0%

(1) On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business. These operations, which previously had been reported under the Company's Metal Treatment segment, will be reflected as discontinued operations and have been removed from our 2011 actual results and 2012 financial guidance.

Note: Full year amounts may not add due to rounding

NON-GAAP FINANCIAL DATA (UNAUDITED):

Reported diluted earnings per share from Continuing Operations	$ 2.63	$ 2.50	$ 2.60	(1-5%)
Adjustments:
Less: Metal Treatment Restructuring		$ (0.18)	$ (0.18)
Less: R&D Tax Credit	$ (0.09)
Adjusted diluted earnings per share(2)	$ 2.54	$ 2.68	$ 2.78	6-10%

(2) Adjusted diluted earnings per share growth calculation excludes the Metal Treatment segment's restructuring charge of $0.18 from our 2012 results, as well as the prior year non-recurring R&D tax credit of $4 million, or $0.09 from our 2011 results.

CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance from Continuing Operations - As of August 2, 2012(1)
(In millions)

	2011 Pro	2012 Guidance % Change
	Forma	Low	High

Defense Markets
Aerospace	$ 305	2%	4%
Ground	120	(12%)	(14%)
Navy	363	6%	8%
Other Defense	32	4%	6%
Total Defense	$ 820	2%	4%

Commercial Markets
Commercial Aerospace	$ 306	18%	20%
Oil and Gas	245	3%	5%
Power Generation	384	15%	17%
General Industrial/Auto	263	1%	3%
Total Commercial	$ 1,198	10%	12%

Total Curtiss-Wright	$ 2,018	7%	9%

(1) On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business. These operations, which previously had been reported under the Company's Metal Treatment segment, will be reflected as discontinued operations and have been removed from our 2011 actual results and 2012 financial guidance.
Note: Full year amounts may not add due to rounding
CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ in millions)
Three Months Ended June 30,

	Flow Control			Motion Control			Metal Treatment			Corporate & Other			Total Curtiss - Wright
	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg
Sales
Organic	$ 268.3	$ 261.9	2%	$ 172.1	$ 176.5	(3%)	$ 67.7	$ 62.6	8%	$ --	$ --		$ 508.1	$ 500.9	1%
Incremental (1)	8.0 (2)	4.7 (4)		10.9 (2)	--		4.4 (2)	--		--	--		23.2 (2)	4.7 (4)
Foreign Currency Fav (Unfav) (3)	(1.6)	--		(1.8)	--		(1.5)	--		--	--		(4.9)	--
Total	$ 274.7	$ 266.6	3%	$ 181.1	$ 176.5	3%	$ 70.6	$ 62.6	13%	$ --	$ --		$ 526.4	$ 505.7	4%

Operating Income
Organic	$ 18.0	$ 26.6	(32%)	$ 19.9	$ 18.8	6%	$ 5.9	$ 7.6	(23%)	$ (7.5)	$ (4.1)	(84%)	$ 36.4	$ 49.0	(26%)
OI Margin %	6.7%	10.2%	(350)bps	11.5%	10.7%	80bps	8.7%	12.2%	(350)bps				7.2%	9.8%	(260)bps
Incremental (1)	0.7 (2)	(0.1) (4)		2.6 (2)	--		0.3 (2)	--		--	--		3.5 (2)	(0.1) (4)
Foreign Currency Fav (Unfav) (3)	(0.1)	--		1.1	--		(0.3)	--		(0.1)	--		0.7	--
Total	$ 18.6	$ 26.5	(30%)	$ 23.5	$ 18.8	25%	$ 5.9	$ 7.6	(22%)	$ (7.5)	$ (4.1)	(86%)	$ 40.5	$ 48.9	(17%)
OI Margin %	6.8%	10.0%	(320)bps	13.0%	10.7%	230bps	8.4%	12.2%	(380)bps				7.7%	9.7%	(200)bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.
(2) Our organic growth calculations do not include the operating results for our December 2, 2011 acquisitions of Anatec International, Inc. and Lambert, MacGill, Thomas, Inc. (LMT), October 11, 2011 acquisition of South Bend Controls, July 28, 2011 acquistion of ACRA Control, Limited (ACRA), July 22, 2011 acquistion of IMR Test Labs.
(3) Organic results exclude the effects of current period foreign currency translation.
(4) We sold our Legacy business on July 22, 2011. The three months and six months ended June 30, 2011 results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.
Note: Amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,600 people worldwide. For more information, visit www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com